Exhibit 99.1

SEALED AIR ANNOUNCES EARLY REDEMPTION OF $150 MILLION
OF ITS 12% SENIOR NOTES DUE 2014

ELMWOOD PARK, N.J., Wednesday, December 1, 2010 – Sealed Air Corporation (NYSE:SEE) announced today that on December 1, 2010 it completed an early redemption of $150 million of the outstanding $300 million principal amount of its 12% Senior Notes due February 14, 2014.

The notes were redeemed at 127% of the principal amount, plus unpaid and accrued interest. The aggregate redemption price was approximately $196 million, including approximately $5 million of accrued interest, and was funded with available cash. As a result, we will record a charge to net earnings of approximately $24 million, or $0.14 per common share, in the fourth quarter of 2010, which includes a gain resulting from the termination of related interest rate swaps. The fourth quarter and full year 2010 non-U.S. GAAP adjusted earnings per share results will not include this charge.

Going forward, this redemption should result in annualized after-tax savings of approximately $11 million, or $0.06 per common share, beginning in December 2010 through February 2014, as a result of reduced interest expense.

Commenting on the Company’s activity, William V. Hickey, President and Chief Executive Officer, stated:

“This early retirement of a portion of our 12% Senior Notes highlights our efforts to utilize our strong cash flow to reduce debt and enhance our flexibility to make investments that will provide future value.”

Business

For fifty years, Sealed Air has been a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that now serve an array of food, industrial, medical, and consumer applications. Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.2 billion in 2009. With widely recognized brands such as Bubble Wrap® brand cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers. For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Company statements in this press release may be forward-looking.  These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control.  Forward-looking statements can be identified by such words as “anticipates,” “expects,” “will” and similar expressions. A variety of factors may cause actual results to differ materially from these expectations, including: economic conditions affecting packaging utilization; changes in raw material costs; currency translation effects; and legal proceedings. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent annual report on Form 10-K, as filed with the Securities and Exchange Commission, and as may be revised and updated by our Forms 10-Q and 8-K.